SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/_/ Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             Sovereign Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.

/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   -----------------------------------------------------------------------------

2) Aggregate number of securities to which transaction applies:

   -----------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   -----------------------------------------------------------------------------

4) Proposed maximum aggregate value of transaction:

   -----------------------------------------------------------------------------

5) Total fee paid:
   -----------------------------------------------------------------------------

/_/ Fee paid previously with preliminary materials.

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount previously paid:
                               -------------------------------------------------

    2) Form, Schedule or Registration No.
                                         ---------------------------------------

    3) Filing Party:
                    ------------------------------------------------------------

    4) Date Filed:
                  --------------------------------------------------------------

                                    [ LOGO ]

March 19, 1997

Dear Shareholder:

     Sovereign Bancorp's Annual Meeting of Shareholders will be held on Thursday, April 17, 1997, at 10:00 a.m. in the Baron Room of The Sheraton Berkshire Inn, Route 422 West, Papermill Road Exit, Wyomissing, Pennsylvania. For your convenience, directions to The Sheraton Berkshire Inn are included on the back cover of this Proxy Statement.

     Sovereign's Board of Directors believes that it is important for Sovereign's shareholders to participate personally in the process by which Sovereign's directors are elected. The election of diligent, active, involved, and responsible directors is the linchpin of corporate governance at Sovereign. Sovereign's Board actively chooses, directs and compensates Sovereign's senior management, establishes programs to oversee Sovereign's compliance with laws and reviews corporate plans, policies and commitments with a view to representing all of Sovereign's stakeholders, including its shareholders, customers, team members and the communities Sovereign serves.

     THE NOTICE AND PROXY STATEMENT, WHICH ARE CONTAINED IN THE FOLLOWING PAGES, DESCRIBE THE BUSINESS TO BE CONDUCTED AT THE MEETING. PROPOSALS 1, 2, AND 3 TO BE ACTED ON AT THE MEETING HAVE BEEN UNANIMOUSLY APPROVED AND RECOMMENDED BY SOVEREIGN'S BOARD OF DIRECTORS. WE URGE YOU TO READ CAREFULLY THE DESCRIPTION OF THE PROPOSALS AND TO VOTE FOR THEIR ADOPTION.

     If you cannot attend the Meeting, your shares should still be represented at the Meeting. We urge you to sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. Please indicate and return the enclosed proxy card and the enclosed ticket if you intend to be present at the Meeting.

     We urge you to participate in the Meeting in person or by proxy. Thank you very much for your continued interest in Sovereign.

                                          Sincerely,

                                          /s/ Richard E. Mohn
                                          --------------------------------------
                                          Richard E. Mohn
                                          Chairman of the Board


                                          /s/ Jay S. Sidhu
                                          --------------------------------------
                                          Jay S. Sidhu
                                          President and Chief Executive Officer

                                    [ LOGO ]


                            ------------------------

                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 17, 1997

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Sovereign Bancorp, Inc. ("Sovereign") will be held on April 17, 1997, at 10:00 a.m. (Eastern Time) at The Sheraton Berkshire Inn, Wyomissing, Pennsylvania, for the following purposes:

          (1) To elect three (3) Class I directors of Sovereign to serve for a term of three years and until their successors shall have been elected and qualified;

          (2) To consider and act upon a proposal to amend Sovereign's Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares;

          (3) To ratify the appointment by Sovereign's Board of Directors of Ernst & Young LLP as Sovereign's independent auditors for the fiscal year ending December 31, 1997; and

          (4) To transact such other business as may properly be presented at the Meeting.

     Shareholders of record at the close of business on March 3, 1997, are entitled to notice of, and to vote at the Meeting.

     WHETHER OR NOT YOU PLAN ON ATTENDING THE MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Lawrence M. Thompson, Jr.
                                          --------------------------------------
                                          LAWRENCE M. THOMPSON, JR.
                                          SECRETARY
Wyomissing, Pennsylvania
March 19, 1997

                            SOVEREIGN BANCORP, INC.
                            1130 BERKSHIRE BOULEVARD
                         WYOMISSING, PENNSYLVANIA 19610
                                 (610) 320-8400

                      ------------------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 17, 1997

                      ------------------------------------

                              GENERAL INFORMATION

     SOLICITATION OF PROXIES. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sovereign Bancorp, Inc. ("Sovereign"), parent company of Sovereign Bank and Sovereign Community Bank, for use at Sovereign's annual meeting of shareholders to be held April 17, 1997, or any adjournment thereof (the "Meeting"). The Proxy Statement and the accompanying proxy are first being mailed to shareholders of Sovereign on or about March 19, 1997. The expense of soliciting proxies will be borne by Sovereign. It is expected that the solicitation of proxies will be made primarily by mail. Sovereign's directors, officers and team members may also solicit proxies personally, by telephone and by telegraph. In addition, Sovereign has retained Georgeson & Company Inc. to assist with the solicitation of proxies at an estimated cost of $8,000 plus reasonable out-of-pocket expenses.

     VOTING AND REVOCATION OF PROXIES. The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation or a subsequently executed proxy bearing a later date to the Secretary of Sovereign, or by attending the Meeting and electing to vote in person. Shareholders of record at the close of business on March 3, 1997 (the "Record Date"), are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 57,961,683 shares of Sovereign common stock outstanding (unadjusted for the 6-for-5 stock split effected on March 14, 1997), each of which will be entitled to one vote at the Meeting.

     If the enclosed proxy is appropriately marked, signed and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election, as directors, of the Board of Directors' nominees; "FOR" the proposal to amend Sovereign's Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares; and "FOR" the ratification of Ernst & Young LLP as Sovereign's independent auditors for 1997. Signed proxies will be voted "FOR" or "AGAINST" any other matter that properly comes before the Meeting or any adjournment thereof, in the discretion of the persons named as proxyholders.

     QUORUM. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum at the Meeting. Abstentions and broker nonvotes with respect to one or more proposals voted upon at the Meeting will be included for purposes of determining the presence of a quorum at the Meeting.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS,
                       SOVEREIGN'S GOVERNANCE PROCEDURES
                    AND COMMITTEES OF THE BOARD OF DIRECTORS

     Sovereign's Articles of Incorporation provide that the number of Sovereign directors shall consist of not less than six nor more than twenty members, as fixed by the Board of Directors from time to time. The Articles also provide that the Board shall be divided into three classes, which under applicable law, must be, in terms of the number of directors in each class, as nearly equal as possible. The Board presently consists of eight members.

     Consistent with what it perceives to be good principles of corporate governance, Sovereign's historic practice has been to require that the preponderance of its Board consist of outside, non-employee directors, presently six, and to delegate important policy making and oversight functions to committees which also consist predominantly of outside directors. A description of the committees which possess significant corporate governance responsibilities is set forth below.

     o Sovereign's Audit Committee consists of five directors, all of whom are outside directors. Sovereign's Audit Committee serves as the principal liaison among the Board of Directors, Sovereign's independent certified public accountants and Sovereign's internal audit function. It is responsible, among other things, for reporting to Sovereign's Board on the results of the annual audit. The Committee reviews and evaluates the scope of the audit, accounting policies and reporting practices, internal auditing, internal controls, security procedures and other matters considered appropriate. The Committee also reviews the performance of Sovereign's independent certified public accountants in connection with their audit of Sovereign's financial statements. Importantly, from a corporate governance perspective, it also regularly evaluates their independence from Sovereign and Sovereign's management. Depending on the nature of matters under review, the outside auditors, and such officers and other team members, as necessary, attend all or part of the meetings of the Committee. Sovereign's Audit Committee met twice during 1996.

     o Sovereign's Nominating Committee consists of five directors, all of whom are outside directors. Sovereign's by-laws provide for both shareholder and Board nomination of director candidates. The Committee has the important task of taking the first step toward assuring good corporate governance by identifying, reviewing and recommending, to the full Board, potential nominees for submission to Sovereign's shareholders for election as directors of Sovereign or for election to fill vacancies on the Board. The Committee strives to identify, review and recommend only those nominees who appear to possess (i) the highest personal and professional ethics, integrity and values; (ii) sufficient education and breadth of experience to understand, evaluate and suggest solutions to the many problems facing financial institutions in an increasingly competitive environment; (iii) a reasoned and balanced commitment to Sovereign's social responsibilities; (iv) an interest in and the availability of time to be involved in Sovereign's affairs over a sustained period; (v) the reputation and stature required to represent Sovereign in the communities Sovereign serves, as well as before Sovereign's shareholders and other stakeholders; (vi) a willingness to objectively appraise management performance in the interest of Sovereign and its stakeholders; (vii) an open mind on all policy issues affecting the overall interests of Sovereign and its stakeholders, and
       (viii) involvement only in other activities or interests which do not create a conflict, or the appearance of a conflict, with the director's responsibilities to Sovereign and its stakeholders. The Committee's review of candidates is performed without regard to gender, race or religious affiliation. One of the objectives of this review is to have a Board which consists of members with a mix of diverse backgrounds, skills, experiences and personalities which will foster, not only good decision making, but also the chemistry to create an environment encouraging active, constructive, and informed participation among Board members. The Committee met once during 1996.

     o Sovereign's Corporate Governance and Ethics Committee, which Sovereign believes to be one of the few such Board committees in the United States, consists of five directors, all but one of whom are outside directors. The Chairman of the Committee also serves as Chairman of Sovereign Bank's Ethics Committee. The Committee monitors, oversees and reviews compliance, by Sovereign's directors, officers and team members with Sovereign's Code of Conduct. Sovereign's Code of Conduct regulates potential conflicts of interest and transactions between Sovereign and its affiliates, the possible misuse or abuse of confidential information by Sovereign affiliates, and trading in Sovereign stock by Sovereign affiliates. The Committee function, therefore, is to assure, to the extent practicable, that Sovereign's directors, management, other affiliates and team members act in accordance with the highest standards of professional and ethical conduct. When exercising its authority, the Committee is required to consider Sovereign's mission, vision and values, including the impact of its actions on Sovereign's stakeholders, including Sovereign's shareholders, customers and team members, and the communities Sovereign serves. The Committee also is required to periodically review Sovereign's Code of Conduct and to make recommendations to the Board with respect to modification. During 1996 Sovereign expanded the scope of the responsibility of this Committee to specifically include other corporate governance matters. The Committee met once during 1996.

     o Sovereign's Compensation Committee consists of five directors, all of whom are outside directors. This Committee is responsible for the important task of studying and making recommendations to the Board on compensating and providing incentive to executive management, principally Sovereign's Chief Executive Officer. Among other responsibilities, the Committee makes appraisals of the performance of the Chief Executive Officer. In addition, the Committee reviews Sovereign's executive compensation structure in an effort to ensure that executive compensation
       (i) is competitive and (ii) is closely linked to Sovereign's financial performance. The Committee also attempts to ensure, through programs which are substantially weighted in favor of the use of Sovereign stock as a compensation medium, that the interests of executive management are aligned, to the extent practicable, with the interests of Sovereign's shareholders. This Committee met once during 1996.

     o Sovereign's Community Reinvestment and Public Responsibility Committee consists of five directors, three of whom are outside directors and two of whom are employee directors. The Committee reviews Sovereign's programs, which strive to meet Sovereign's social responsibilities to the communities which it serves by, among other things, providing credit to all segments of such communities, including low to moderate income individuals. The Committee reviews Sovereign's pursuit of opportunities which contribute to the growth and vitality of these communities while conforming to safe and sound lending practices and to the many laws and regulations which are applicable to financial institutions. The Committee reviews and recommends to the Board Sovereign's annual Community Reinvestment Act Plan, including a review of Sovereign Bank's credit programs and results, in an effort to assure that they are socially useful, economically sound and nondiscriminatory. The Committee met once during 1996.

     Sovereign also maintains a number of other important committees, including Sovereign's Merger and Acquisition Committee, Sovereign's Pension Committee, Sovereign's Risk Management Committee, and Sovereign's Executive Committee. Sovereign's Merger and Acquisition Committee, which met once during 1996, consists of four directors, three of whom are outside directors. The Committee reviews and recommends to Sovereign's Board of Directors candidates for acquisition by Sovereign. Sovereign's Pension Committee, which met twice during 1996, consists of five directors, four of whom are outside directors. This Committee administers Sovereign's Pension Plan, Employee Stock Ownership Plan, Stock Purchase Plan, 401(k) Retirement Savings Plan and Sovereign's Long Term Deferred Compensation Plan. This Committee also approves Sovereign's investment policy and guidelines, reviews investment performance, and appoints and retains trustees and investment managers for Sovereign's retirement plans. Sovereign's Risk Management Committee assesses the major risks which impact on Sovereign's earnings, asset quality, operations, as well as interest rate risk. The Committee consists of six directors, five of whom are outside directors. The Risk Management Committee met twice during 1996. The Board of Directors also has an Executive Committee, which has the ability to exercise all of the powers of the Board in the management and direction of the business and affairs of Sovereign between Board meetings, except those, which by statute, are reserved to the Board of Directors. This Committee, which met once during 1996, consists of six directors, five of whom are outside directors.

     Also consistent with the principles of what it perceives to be good corporate governance, Sovereign's Board, working with management, has established a series of practices and procedures to ensure a flow of information about Sovereign's business to its directors in an effort to maximize continued active interest, involvement and participation by Board members, as well as diligent and effective Board decision making.

     New Sovereign directors receive manuals which include information on Sovereign's vision, mission, values and style, as well as copies of Sovereign's by-laws, policies, procedures and guidelines. They are also provided with an opportunity to meet with Sovereign's management and visit Sovereign's facilities.

     Pre-meeting materials are routinely distributed to Board members in advance of meetings. These materials include in-depth reports on each of Sovereign's critical success factors, including reports on asset quality, cost containment, interest rate and other risks. These materials also include reports for each of Sovereign's divisions, consisting not only of financial data, but also production, sales and marketing data and information on market and industry trends, as well. These materials also include background and write-ups on items coming before the Board. In an effort to be informed, directors also periodically visit sites of new branches and acquisitions, as well as other Sovereign locations germane to the decision making process.

     Senior and executive officers routinely attend at least a portion of every Board meeting and they, and other members of management, frequently brief and seek advice from the Board, not only on items coming before the Board, but also on new products, marketing strategies and human resource initiatives. The Board periodically invites professionals and representatives of securities firms to make presentations to the Board in order to make the Board more aware, among other things, of investor perceptions of Sovereign. The Board also holds periodic meetings with Sovereign's senior regulators in order for these regulators to make the Board more aware of the changing regulatory environment, and industry trends, as well as to discuss their assessment of Sovereign. Board members take these and other opportunities to actively discuss Sovereign specific and industry specific information and trends with these officers and other visitors.

     Sovereign's Board meets once or twice each year, over a two-day period, with Sovereign's executive management team to review Sovereign's business plans, discuss corporate strategy and evaluate Sovereign's strengths, weaknesses, opportunities and threats, as well as to review Sovereign's progress against Sovereign's vision, mission, values and critical success factors.

     Sovereign's Board also extensively studies Sovereign's strategic alternatives including sale, continuing its current strategy, or engaging in a merger of equals at least once a year. Sovereign has pursued this policy for the past three years and expects to continue it in the future, particularly in light of rapidly changing competitive conditions. Investment banking firms are usually asked to provide material for and/or to make presentations to or otherwise assist the Board at these sessions.

     In addition, Sovereign's Board has identified the following areas of Board and Board Committee involvement and responsibility as its principal areas of focus in its effort to achieve good corporate governance and to represent Sovereign's stakeholders effectively:

     1. Ongoing active and participatory review of Sovereign's strategic plan and its long range goals and of Sovereign's performance against such plan and goals, and the evaluation of the desirability, as appropriate, of modifications to such plans and goals;

     2. Monitoring of Sovereign's activities which may pose significant risks to Sovereign and of Sovereign's programs to respond to and contain such risks;

     3. Ongoing review and monitoring of Sovereign's progress in achieving its critical success factors;

     4. Periodic, independent and objective review of the performance and development of the Chief Executive Officer and other members of executive management and their compensation relative to such performance, as well as succession planning;

     5. Ongoing review of Sovereign's adherence to its corporate "Mission," "Vision" and "Values," which include Sovereign's articulation of its responsibilities to its stakeholders, including its shareholders, customers, team members, and the communities Sovereign serves;

     6. Regular, periodic study, with outside assistance, of Sovereign's strategic alternatives, including sales;

     7. Ongoing review of, and compliance with, Sovereign's policies and procedures, particularly its Code of Conduct, and other policies designed to assure compliance by Sovereign with law and regulation;

     8. The selection process for nominees for election to Sovereign's Board and the overall quality, interest, diligence, participation and contribution of its members; and

     9. The availability, dissemination and explanation of the information which the Board and management believe is needed for the Board to perform its duties diligently and effectively in the interest of Sovereign's stakeholders.

     The Board met 14 times during 1996. Each director attended at least 75% of the total number of meetings of the Board and its Committees on which the director served.

     In addition to consisting principally of outside directors, Sovereign's Board occasionally excludes management directors from meetings. It also otherwise acts in an independent manner and considers itself to be interested, diligent, actively involved in Sovereign's affairs and otherwise dedicated to principles of good corporate governance.

                             ELECTION OF DIRECTORS

     Sovereign's Board of Directors consists of eight members and is divided into three classes: Class II directors, whose term expires in 1998; Class III directors, whose term expires in 1999; and Class I directors, whose present term expires in 1997 at the Meeting and, if and when elected at the Meeting, whose term will expire in 2000.

     The Board of Directors has unanimously nominated Fred D. Hafer, Patrick J. Petrone, and Cameron C. Troilo for election as Class I directors of Sovereign. Mr. Hafer was appointed a Class I director by the Board of Directors in January 1997 to fill a vacancy created as a result of an increase by the Board in the size of Class I. Mr. Troilo was nominated as a Class I director to succeed Theodore Zialek, who will retire from the Board of Directors at the conclusion of his term at the Meeting. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Sovereign's management, however, has no present reason to believe that any nominee listed below will be unable to serve as a director, if elected.

     The three nominees who receive the highest number of votes cast at the Meeting will be elected Class I directors. Shares represented by properly executed proxies in the accompanying form will be voted for the Class I nominees named below unless otherwise specified in the proxy by the shareholder. Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect. Shareholders cannot cumulate their votes for the election of directors. No proxy may be voted for a greater number of persons than the number of nominees named.

     The following table sets forth certain information concerning the nominees for election as Class I directors of Sovereign, the continuing Class II and Class III directors of Sovereign, each named present or former executive officer of Sovereign set forth in the summary compensation table on page 12, and all Sovereign directors and executive officers as a group, including their ownership of shares of common stock of Sovereign as of March 3, 1997. Unless otherwise indicated in a footnote, each such Sovereign director and each such named executive officer holds sole voting and investment power over the shares listed as beneficially owned. Unless otherwise indicated in a footnote, shares indicated as being subject to options are shares issuable pursuant to options outstanding and vested under the Sovereign's stock option plans.

                                                                                    AMOUNT AND
                                                                                    NATURE OF        PERCENT
                                                                       DIRECTOR     BENEFICIAL      OF COMMON
                         NAME                                AGE        SINCE      OWNERSHIP(1)       STOCK
                         ----                                ---       --------    ------------     ---------
NOMINEES AS CLASS I DIRECTORS
TO SERVE UNTIL 2000

Fred D. Hafer...........................................     56          1997           300(2)          --
Patrick J. Petrone......................................     67          1987       164,013(3)          .3%
Cameron C. Troilo.......................................     58            --       364,180(4)          .6

CONTINUING AS CLASS II DIRECTORS
TO SERVE UNTIL 1998(5)

Rhoda S. Oberholtzer....................................     66          1979        24,833(6)          --
Daniel K. Rothermel.....................................     58          1976        34,550(7)          --

CONTINUING CLASS III DIRECTORS
TO SERVE UNTIL 1999

Richard E. Mohn.........................................     66          1981       371,842(8)          .6
Jay S. Sidhu............................................     45          1987     1,606,555(9)         2.7
G. Arthur Weaver........................................     64          1971        74,820(10)         .1

EXECUTIVE OFFICERS

Karl D. Gerhart.........................................     44           N/A       317,906(11)         .5
Lawrence M. Thompson, Jr................................     44           N/A       207,982(12)         .4
All Sovereign Directors and executive officers as a
  group (10 persons)....................................                  N/A     3,231,105(13)        5.5%

------------------


 (1) The table reflects data supplied by each director and executive officer. The table does not reflect the 6-for-5 stock split effected March 14, 1997. The table reflects shares of Sovereign stock owned by the trustee of Sovereign's Employee Stock Ownership Plan ("Sovereign ESOP") which have been allocated to the accounts of the executive officers identified in the table and as a group.

 (2) Mr. Hafer holds shared voting and investment power over all of such shares.

 (3) Mr. Petrone holds shared voting and investment power over 52,479 shares. Time in service includes years Mr. Petrone served as director of Sovereign's and Sovereign Bank's predecessor institutions.

 (4) Shares and percent include 42,905 shares subject to options. Mr. Troilo has not previously served on the Board of Directors of Sovereign, but has served on the Board of Directors of Sovereign Bank since 1989.

 (5) Howard D. Mackey, presently a Class II director, will retire effective March 31, 1997, prior to the Meeting.

 (6) Shares and percent include 348 shares held by Mrs. Oberholtzer's spouse.

                                         (footnotes continued on following page)

 (7) Shares and percent include 876 shares held by Mr. Rothermel's spouse with respect to which Mr. Rothermel disclaims beneficial ownership.

 (8) Shares and percent include 103,454 shares held by Mr. Mohn's spouse and 38,419 shares subject to options.

 (9) Mr. Sidhu holds shared voting and investment power over 533,183 shares. Shares and percent include 692,883 shares subject to options, 119,615 shares held by Mr. Sidhu's spouse and children and 18,714 shares held by Sovereign's 401(k) Retirement Savings Plan which are allocated to
     Mr. Sidhu's account. Shares and percent include 11,633 shares purchased and held by the Sovereign ESOP which are allocated to Mr. Sidhu's account and over which he exercises voting power.

(10) Mr. Weaver holds shared voting and investment power over 47,229 shares.

(11) Mr. Gerhart holds shared voting and investment power over 231,600 shares. Mr. Gerhart's shares and percent include 45,427 shares subject to options and 42,765 shares held by Sovereign's 401(k) Retirement Savings Plan which are allocated to Mr. Gerhart's account. Shares and percent also include 8,550 shares purchased and held by the Sovereign ESOP which are allocated to Mr. Gerhart's account and over which he exercises voting power.

(12) Mr. Thompson holds shared voting and investment power over 60,488 shares. Mr. Thompson's shares and percent include 129,107 shares subject to options and 3,685 shares held by Sovereign's 401(k) Retirement Savings Plan which are allocated to Mr. Thompson's account. Shares and percent also include 8,335 shares purchased and held by the Sovereign ESOP that are allocated to Mr. Thompson's account and over which he exercises voting power.

(13) In the aggregate, these persons hold shared voting and investment power over 763,807 shares. Shares and percent include 867,417 shares subject to options and 65,164 shares held by Sovereign's 401(k) Retirement Savings Plan which are allocated to the executive officers' accounts. Shares and percent also include 28,518 shares purchased and held by the Sovereign ESOP that are allocated to participant accounts and over which they exercise voting power.

     The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of Sovereign and of each continuing director of Sovereign is as follows:

photo of       FRED D. HAFER. Mr. Hafer was appointed President and Chief
Fred D.        Operating Officer of GPU, Inc. (public utility company) in 1996.
Hafer          Prior thereto, he served as President and Chief Operating Officer of Metropolitan Edison Co. ("Met-Ed") and Pennsylvania Electric
               Co. from 1994. Prior thereto, he served as President and Chief
               Operating Officer of Met-Ed from 1986. Mr. Hafer has served as a director of GPU, Inc. since 1996.

photo of       RICHARD E. MOHN. Mr. Mohn became Chairman of the Board of
Richard E.     Sovereign Bank in November, 1989, and Chairman of Sovereign in
Mohn           April, 1995. He is Chairman of Cloister Spring Water Company,
               Lancaster, Pennsylvania, a bottler and distributor of spring water. Mr. Mohn serves as a member of Sovereign's Executive, Compensation, Community Reinvestment and Public Responsibility
               Committees, its Corporate Governance and Ethics, Merger and
               Acquisition, Pension and Risk Management Committees and also serves as Chairman and as a member of Sovereign's Nominating
               Committee.

photo of       RHODA S. OBERHOLTZER. Mrs. Oberholtzer is retired. Prior to her
Rhoda S.       retirement she was Floral Manufacturing Manager of Stauffer's of
Oberholtzer    Kissel Hill, Lititz, Pennsylvania. Mrs. Oberholtzer serves on
               Sovereign's Audit, Community Reinvestment and Public
               Responsibility Committees, and its Corporate Governance and
               Ethics and Risk Management Committees and also serves as Chairperson and as a member of Sovereign's Pension Committee.

photo of       PATRICK J. PETRONE. Mr. Petrone retired as President of the
Patrick J.     Charter Federal Savings Bank Division of Sovereign Bank and as
Petrone        Vice Chairman of Sovereign Bank in October 1996. Prior to the
               merger of Charter Federal Savings Bank into Sovereign Bank in
               1994, he served as President and Chief Executive Officer of Charter and of Charter Federal. Mr. Petrone previously served as President and Chief Executive Officer of Charter since 1990 and
               President and Chief Executive Officer of Charter Federal since
               1989. Mr. Petrone serves on Sovereign's Executive, Corporate
               Governance and Ethics, Merger and Acquisition, and Risk
               Management Committees, and also serves as Chairman and as a member of Sovereign's Community Reinvestment and Public
               Responsibility Committee.

photo of       DANIEL K. ROTHERMEL. Mr. Rothermel became President and Chief
Daniel K.      Executive Officer of Cumru Associates, Inc., a private holding
Rothermel      company in 1989. He retired, in 1989, as Vice President, General
               Counsel and Secretary of Carpenter Technology Corporation, a publicly held specialty steel manufacturer, a position he held for more than ten years. Mr. Rothermel is a member of Sovereign's
               Audit, Compensation, Merger and Acquisition, Nominating and
               Pension Committees, and also serves as Chairman and as a member of Sovereign's Executive and Corporate Governance and Ethics
               Committees.

photo of       JAY S. SIDHU. Mr. Sidhu became President and Chief Executive
Jay S.         Officer of Sovereign in November 1989, and was named President
Sidhu          and Chief Executive Officer of Sovereign Bank in March 1989.
               Mr. Sidhu previously served as Treasurer and Chief Financial
               Officer of Sovereign since the organization of Sovereign in 1987.
               Mr. Sidhu serves as a member of Sovereign's Executive, Community
               Reinvestment and Public Responsibility Committees, its Corporate
               Governance and Ethics, Pension, and Risk Management Committees, and also serves as Chairman and a member of Sovereign's Merger and Acquisition Committee.

photo of       CAMERON C. TROILO. Mr. Troilo is the owner and President of
Cameron C.     Cameron C. Troilo, Inc., a holding company for entities engaged
Troilo         in the construction, building material supply, and real estate management businesses. Mr. Troilo previously served as Vice
               Chairman of Yardley Savings & Loan Association, which was acquired by Sovereign Bank in 1989. He presently serves on the Executive Committee, Asset Liability Committee, Directors Loan
               Committee, and is Chairman of the CRA Committee of Sovereign
               Bank.

photo of       G. ARTHUR WEAVER. Mr. Weaver is a real estate and insurance
G. Arthur      executive with the George A. Weaver Company, New Holland,
Weaver         Pennsylvania. Mr. Weaver serves on Sovereign's Executive, Audit,
               Corporate Governance and Ethics, Nominating and Risk Management
               Committees, and also serves as Chairman and a member of Sovereign's Compensation Committee.


Compensation Paid to Directors

     Sovereign believes that the amount, form and methods used to determine compensation are an important ingredient in (i) attracting and maintaining directors who are independent, interested, diligent and actively involved in Sovereign's affairs, and (ii) more substantially aligning the interests of Sovereign's directors with the interests of Sovereign's stakeholders.

     In 1996, shareholders approved the Non-Employee Director Compensation Plan as a means of compensating non-employee directors of Sovereign and Sovereign Bank for all services rendered as directors. The Plan requires that, on a quarterly basis, all persons serving as directors of Sovereign and/or Sovereign Bank receive a fixed number of shares of Sovereign common stock, plus cash equal to the difference between the value of Sovereign common stock received and the individual's quarterly compensation. Sovereign's Chairman must receive the total amount of his compensation in Sovereign common stock. For 1996, directors of Sovereign who also served as directors of Sovereign Bank received 675 shares of Sovereign common stock quarterly plus cash sufficient to provide total quarterly compensation of $9,500 and directors of Sovereign who did not also serve as directors of Sovereign Bank received 500 shares of Sovereign common stock quarterly plus cash sufficient to provide total quarterly compensation of $7,000. Sovereign's Chairman received Sovereign common stock with a value sufficient to provide quarterly compensation of $25,000.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     Sovereign Bancorp, Inc.'s Executive Compensation Program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed entirely of non-employee Directors. The Executive Compensation Program is structured and administered to support Sovereign's mission, which is to be a highly focused, quality driven, market led and results oriented company, seeking continually to outperform the market in terms of consistency, growth in earnings, quality of earnings and return on equity. The program is also structured to link executive compensation to Sovereign's performance and, through programs which are substantially weighted in favor of the use of Sovereign stock as a compensation medium, to more closely align the interests of executive management with those of Sovereign's shareholders.

     The Compensation Committee evaluates and recommends, to the Board of Directors, compensation and awards for the Chief Executive Officer. The Chief Executive Officer, Jay S. Sidhu, evaluates and approves compensation and awards for the other executive officers. Such compensation and awards are based upon Sovereign's performance and each individual's performance in meeting personal and team objectives.

COMPENSATION PHILOSOPHY

     The Executive Compensation Program of Sovereign has been designed to:

     o Align the interests of executives with the long-term interests of shareholders through award opportunities which result in ownership of common stock;

     o Motivate key team members to achieve a superior level of quality performance and financial results by rewarding them for their achievement; and

     o Support a pay-for-performance policy that supplements overall company compensation amounts based on company-wide results, team oriented results and individual performance.

COMPONENTS OF COMPENSATION

     At present, the Executive Compensation Program is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of options to acquire Sovereign stock and employee benefits, which are also significantly stock based. As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives and less on salary and employee benefits, causing greater variability in the individual's absolute compensation from year-to-year. Base salary levels for the executive officers of Sovereign are set below average compared to other companies within its peer group, which consists of other thrifts and thrift holding companies in the $5 billion to $15 billion asset range. The peer group used in determining compensation is different from and broader than the peer group (the three (3) largest Pennsylvania bank holding companies) used in the performance graph (see "Performance Graph") because, although Sovereign is the fourth (4th) largest financial institution headquartered in Pennsylvania, it is smaller in asset size than all of the companies in the performance graph peer group. Executives can have the opportunity for total cash compensation to exceed the average salary for peer group companies upon Sovereign's achievement of predetermined financial goals and objectives set by the Compensation Committee and the Board of Directors. The intent is to have incentive compensation tied to performance results.

     The Chief Executive Officer's base salary increased in January 1997 from $245,000 to $295,000. The Compensation Committee based the Chief Executive Officer's base salary in 1995 and 1996 on a variety of factors, including the salaries of the chief executive officers of comparable companies in the financial services industry to which it compares its financial results. The salary increase granted to the Chief Executive Officer in 1997 was not based on any mathematical formula and did not directly relate to any quantitative factors. The increase was determined in the Compensation Committee's sole discretion after its consideration of competitive data, the Board of Directors' assessment of his performance during 1995 and 1996 and recognition of Sovereign's performance, which for 1995 and 1996 was generally above its peer group in terms of return on equity, net income and growth in assets through mergers and acquisitions. The other named executive officers were granted salary increases each year based on individual performance, contributions to Sovereign and level of responsibility.

SHORT-TERM INCENTIVE COMPENSATION

     Incentive compensation awards in 1997 were based on a review of Sovereign's 1996 performance. This review included an assessment of Sovereign's results of operations for 1996 and of how Sovereign met and exceeded financial goals, set in early 1996, for return on equity, earnings and capital levels for 1996. The goals reflected the Board of Directors' determination of the appropriate goals for a growth oriented company. No bonuses would have been paid to executive management if Sovereign's return on beginning equity at January 1, 1996 was less than 15% for the year ended December 31, 1996. Pursuant to a formula recommended by the Compensation Committee and approved by the Board early in 1996, if Sovereign's return on beginning equity was 15% or better for 1996, Mr. Sidhu was entitled to a bonus for 1996 based on a sliding scale of various percentages of Sovereign's profits beginning at 0.65% for a 15% return on beginning equity to 0.9% for a 16.5% or better return on beginning equity. Mr. Sidhu was also entitled to receive special bonuses for 1996 if Sovereign's profits exceeded $65.5 million and if Sovereign closed or announced an acquisition of $400 million or greater by December 31, 1996.

     The Compensation Committee determined the amount of bonus paid to Mr. Sidhu and Mr. Sidhu determined the bonuses paid to the other named executives. In a continuing effort to align the interests of executive management with the interests of shareholders by making a higher percentage of compensation stock based, Mr. Sidhu's bonus increases by 5% if he agrees to use his bonus to increase his stake in Sovereign by purchasing shares of Sovereign common stock with the bonus. The bonuses of certain executive officers, from time-to-time, are likewise increased if they agree to purchase stock. Because Sovereign's return on beginning equity and profits exceeded Sovereign's targets. Mr. Sidhu was awarded incentive compensation of $567,000 for 1996. This amount may be increased by 5% if Mr. Sidhu agrees to buy Sovereign common stock with the proceeds of his bonus.

LONG-TERM INCENTIVE COMPENSATION

     Sovereign's shareholders approved the 1996 Stock Option Plan at the 1996 Annual Meeting of Shareholders. The 1996 Plan, like its predecessor plans, is a long-term plan designed not only to provide incentive to management, but also to align a significant portion of the Executive Compensation Program with shareholder interests. The 1996 Stock Option Plan permits Sovereign to grant certain officers a right to purchase shares of stock over a ten (10) year period, at the fair market value per share at the date the option is granted. In granting incentive stock options to Mr. Sidhu and the other executive officers, the Compensation Committee took into account Sovereign's financial performance, Sovereign's long-term strategic goal of increasing shareholder value, the executive's level of responsibility and his continuing contributions to Sovereign. In 1996, shareholders also approved the Non-Employee Director Compensation Plan, which is designed to more closely align the interests of directors with those of shareholders by requiring that a preponderant portion of a non-employee director's annual compensation for Board membership be paid in shares of Sovereign common stock.

     The following tables, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion. This report has been furnished by the Compensation Committee whose members are:


                             G. Arthur Weaver, Chairman
                             Richard E. Mohn
                             Daniel K. Rothermel
                             Theodore Ziaylek, Jr.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Sovereign for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who during 1996, (i) served as Sovereign's chief executive officer or (ii) were executive officers (other than the chief executive officer) whose total annual salary and bonus exceeded $100,000 (collectively with the chief executive officer, the "Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                 ANNUAL COMPENSATION            COMPENSATION
                                          ---------------------------------  -------------------
                                                                                 SECURITIES
                                                                                 UNDERLYING            ALL OTHER
                NAME AND                               SALARY      BONUS       OPTIONS/SARS(2)    COMPENSATION(3)(4)
           PRINCIPAL POSITION               YEAR        ($)        ($)(1)            (#)                  ($)
           ------------------             ---------  ----------  ----------    ---------------    ------------------
Jay S. Sidhu                                1996     $  245,000  $  567,000          26,250            $   4,500
  President and                             1995        195,000     460,479               0                4,725
  Chief Executive Officer                   1994        195,000     422,158               0                4,710

Karl D. Gerhart                             1996        125,000      82,784          10,500                4,500
  Chief Financial                           1995        114,038      85,555               0                4,065
  Officer and Treasurer                     1994        103,846      40,000               0                3,115

Lawrence M. Thompson, Jr.                   1996        125,000      82,784          10,500                2,548
  Chief Administrative                      1995        114,038      85,555               0                3,859
  Officer and Secretary                     1994        103,462      40,000               0                3,104

------------------
(1) Mr. Sidhu's bonus for 1996 may be increased by 5% if Mr. Sidhu agrees to purchase Sovereign common stock with the proceeds of such bonus.

(2) Does not reflect the 6-for-5 stock split effected March 14, 1997. Does not reflect options to acquire 10,500, and 10,500 shares of Sovereign common stock awarded to Messrs. Gerhart and Thompson, respectively, in January 1997.

(3) Does not include the value of 11,633, 8,550, and 8,335 shares of Sovereign Common Stock allocated to the accounts of Messrs. Sidhu, Gerhart and Thompson, respectively, under the terms of Sovereign's Employee Stock Ownership Plan as of December 31, 1996.

(4) Amounts appearing in this column are Sovereign's contributions on behalf of each named person to the Sovereign Bancorp, Inc. 401(k) Retirement Savings Plan, and, in the case of Messrs. Sidhu and Thompson, include Sovereign's contributions to the Sovereign Bancorp, Inc. Nonqualified Deferred Compensation Plan.

     The following table sets forth information concerning grants of stock options during the fiscal year ended December 31, 1996 to the named executive officers.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                            INDIVIDUAL GRANTS
                                            --------------------------------------------------   POTENTIAL REALIZABLE
                                             NUMBER OF   % OF TOTAL                                VALUE AT ASSUMED
                                            SECURITIES     OPTIONS                                 ANNUAL RATES OF
                                            UNDERLYING   GRANTED TO    EXERCISE                   PRICE APPRECIATION
                                              OPTIONS     EMPLOYEES     OR BASE                    FOR OPTION TERM
                                            GRANTED(2)    IN FISCAL    PRICE(3)    EXPIRATION   ----------------------
                   NAME                         (#)         YEAR        ($/SH)        DATE       5%(%)(4)   10%($)(4)
                   ----                    -----------  -----------  -----------  -----------  ----------  ----------

Jay S. Sidhu..............................     26,250       39.29%   $    9.40      1/24/06   $  154,875  $  393,488

Karl D. Gerhart...........................     10,500       15.71         9.40      1/24/06       61,950     157,395

Lawrence M. Thompson, Jr..................     10,500       15.71         9.40      1/24/06       61,950     157,395

------------------
(1) Table does not reflect the 6-for-5 stock split effected on March 14, 1997.

(2) All amounts represent incentive stock options. Terms of outstanding options are for a period of ten years and one month from the date the option is granted. An option may only be exercised after the holder has been an employee of Sovereign or one of its subsidiaries for one full year from the date the option is granted or three months from the date the employee's employment is terminated. Options are not exercisable following an optionee's voluntary termination of employment other than by reason of retirement or disability.

(3) Under the terms of the plan, the exercise price per share must equal the fair market value on the date the option is granted. The exercise price may be paid in cash, in shares of Sovereign common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Sovereign, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(4) The dollar amounts set forth under these columns are the result of calculations made at the 5% and 10% appreciation rates set forth in Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of Sovereign common stock.

     The following table sets forth information concerning exercised and unexercised options to purchase Sovereign common stock granted to the named executive officers.

AGGREGATED OPTIONS EXERCISED IN LAST YEAR AND DECEMBER 31, 1996 OPTION VALUE(1)

                                                                         NUMBER OF
                                                                        SECURITIES              VALUE OF
                                                                        UNDERLYING             UNEXERCISED
                                                                        UNEXERCISED           IN-THE-MONEY
                                                                        OPTIONS AT             OPTIONS AT
                                                                       DECEMBER 31,           DECEMBER 31,
                                         SHARES                          1996 (#)               1996 ($)
                                       ACQUIRED ON   VALUE REALIZED    EXERCISABLE/           EXERCISABLE/
                NAME                  EXERCISE (#)        ($)          UNEXERCISABLE          UNEXERCISABLE
                ----                 -------------  --------------  -----------------  -------------------------
Jay S. Sidhu........................      57,204     $    516,981    430,929/261,954   $ 4,656,365/$1,787,836

Karl D. Gerhart.....................           0                0     10,500/34,927         39,113/238,377

Lawrence M. Thompson, Jr............           0                0     94,180/34,927         974,327/238,377

------------------
(1) Table does not reflect the 6-for-5 stock split effected on March 14, 1997.

PENSION PLAN

     Sovereign maintains a defined benefit retirement plan ("Pension Plan") for all employees who have attained age 21 and have completed one year of eligibility service. The following table sets forth the estimated annual benefits payable upon retirement to participants at normal retirement age, in the average annual salary and years of service classifications specified.

                      SOVEREIGN BANCORP, INC. PENSION PLAN
                 ILLUSTRATION OF BENEFITS AT DECEMBER 31, 1996

   FIVE YEAR          BENEFITS PAYABLE PER YEARS OF SERVICE(1)(2)
    AVERAGE      -----------------------------------------------------
REMUNERATION(3)     15            20           25           30           35
---------------     --            --           --           --           --
   $ 60,000      $  11,583    $  15,445    $  19,306    $  23,167    $  27,028
     80,000         17,283       23,045       28,806       34,567       40,328
    100,000         22,983       30,645       38,306       45,967       53,628
    120,000         28,683       38,245       47,806       57,367       66,928
    140,000         34,383       45,845       57,306       68,767       80,228
    160,000         37,233(4)    49,645(4)    62,056(4)    74,467(4)    86,878(4)
    180,000         37,233(4)    49,645(4)    62,056(4)    74,467(4)    86,878(4)
    200,000         37,233(4)    49,645(4)    62,056(4)    74,467(4)    86,878(4)
    220,000         37,233(4)    49,645(4)    62,056(4)    74,467(4)    86,878(4)
    240,000         37,233(4)    49,645(4)    62,056(4)    74,467(4)    86,878(4)

------------------
(1) The following are the years of credited service under Sovereign's Pension Plan for the persons named in the cash compensation table: Mr. Sidhu -- 10 years; Mr. Thompson -- 11 years; Mr. Gerhart -- 20 years.

(2) Benefits are computed in single life annuity amounts on the basis of an assumed year of birth of 1950 and without any deduction for Social Security or other offset amounts.

(3) Represents the highest average remuneration received over a consecutive five-year period during the last ten years, excluding deferred compensation other than 401(k) Retirement Savings Plan contributions, subject in the cases of Messrs. Sidhu, Gerhart and Thompson to a compensation limit of $150,000 in 1996.

(4) The 1996 maximum annual benefit permitted when the Internal Revenue Code's annual compensation limit of $150,000 and maximum annual benefit limit are applied to the Pension Plan's benefit formula.

                              CERTAIN TRANSACTIONS

EMPLOYMENT AGREEMENTS

     Sovereign and Sovereign Bank entered into an employment agreement, dated March 1, 1997, with Jay S. Sidhu, which superseded, in its entirety, Mr. Sidhu's then existing employment agreement. Mr. Sidhu's agreement has an initial term of five years and, unless terminated as set forth therein, is automatically extended annually to provide a new term of five years except that, at certain times, notice of nonextension may be given, in which case the agreement will expire at the end of its then current term. No such notice has been given.

     The agreement provides a base salary which, if increased by action of the Board of Directors, becomes the new base salary provided thereafter by the agreement. In addition, the agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors and insurance, vacation, pension and other fringe benefits for Mr. Sidhu.

     If Mr. Sidhu's employment is terminated without "Cause," or if Mr. Sidhu voluntarily terminates employment for "Good Reason" (as defined in the agreement), Mr. Sidhu becomes entitled to severance benefits under the agreement. "Good Reason" includes the assignment of duties and responsibilities inconsistent with Mr. Sidhu's status as President and Chief Executive Officer, a reduction in salary or benefits or a reassignment which requires Mr. Sidhu to move his principal residence more than 100 miles from Sovereign's principal executive office. If any such termination occurs, Mr. Sidhu will be paid an amount equal to five times the sum of (i) his highest annual base salary under the agreement, and (ii) the average of his annual bonuses with respect to the three calendar years immediately preceding his termination. Such amount will be payable in sixty equal monthly installments. In addition, in the event of such termination, Mr. Sidhu will be entitled to continuation of certain insurance and other specified benefits for sixty months or until he secures substantially similar benefits through other employment, whichever shall first occur. Further, Mr. Sidhu will be entitled to additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the agreement. If the payments and benefits under the agreement, when aggregated with other amounts received from Sovereign and Sovereign Bank, are such that Mr. Sidhu becomes subject to excise tax on excess parachute payments under Section 4999 and 280G of the Internal Revenue Code, he will receive additional payments equal to such excise tax and any incremental income taxes he may be required to pay by reason of the receipt of additional amounts under the agreement. Sovereign estimates that, if Mr. Sidhu had terminated employment as of March 1, 1997 under circumstances entitling him to the above-described severance benefits, he would have been entitled to receive $3.9 million, exclusive of the non-cash benefits, additional retirement benefits, and any potential excise tax-related payments.

     If Mr. Sidhu's employment terminates by reason of his disability, he will be entitled to continuation of 80% of the annual base salary and bonus described above, less amounts payable under any disability plan of Sovereign, until the earliest of (i) his return to employment, (ii) his attainment of age 65, or
(iii) his death. Provision is also made generally for the continuation of insurance and other specified benefits for such period, as well as additional credits for retirement benefit purposes.

     The agreement contains provisions restricting Mr. Sidhu's right to compete with Sovereign and Sovereign Bank during the period he is receiving severance or disability benefits thereunder, except under certain circumstances.

     Sovereign has also entered into employment agreements with Karl D. Gerhart and Lawrence M. Thompson, Jr., each dated September 15, 1992, which superseded in their entirety the executives' then existing employment agreements. Each agreement, has an initial term of two years and, unless terminated as set forth therein, is automatically extended at certain dates to provide a new term of two years except that at certain times notice of nonextension may be given, in which case the agreement will expire at the end of its then current term. Each agreement provides a base salary which, if increased by action of the Board of Directors, becomes the new base salary provided thereafter by the agreement. In addition, each agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors and insurance, vacation, pension and other fringe benefits for the executive.

     If Mr. Gerhart's or Mr. Thompson's employment is terminated without "Cause" (as defined in the agreements), whether or not a "Change in Control" (as defined in the agreements) of Sovereign has occurred, or if Mr. Gerhart or Mr. Thompson voluntarily terminates employment for "Good Reason" (as defined in the agreements) following a "Change in Control," the executive becomes entitled to severance benefits under the agreement. The benefits are continuation of salary, bonus (equal to the average bonus for the three prior years), and insurance and other fringe benefits for two years. If, in the absence of a "Change in Control," Mr. Gerhart's or Mr. Thompson's employment is terminated without "Cause," cash benefits payable under the agreement are reduced by an amount equal to 25% of any compensation received from another employer. Sovereign Bank estimates that, if Messrs. Gerhart and Thompson had terminated employment as of January 1, 1997 under circumstances entitling them to the above-described severance benefits, they would have been entitled to receive $391,100 and $392,600, respectively, exclusive of the non-cash benefits and without regard to any potential reduction in payments by reason of post-termination employment. Each agreement contains a provision restricting the executive's right to compete after a voluntary termination of employment without "Good Reason" or any termination for "Cause"; in all other circumstances, after termination of employment, there is no covenant not to compete.

INDEMNIFICATION

     The by-laws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of Sovereign and its subsidiaries and (2) the elimination of a director's liability for monetary damages, each to the fullest extent permitted by Pennsylvania law. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a by-law amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Directors and officers of Sovereign are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign. The premium for 1996 was $255,099.

     On December 21, 1993, Sovereign Bank entered into an Indemnification Agreement (the "Indemnification Agreement") with Mr. Sidhu. The Indemnification Agreement provides that Sovereign Bank will indemnify Mr. Sidhu to the fullest extent permitted by applicable law and regulation for all expenses, judgments, fines and penalties incurred in connection with, and amounts paid in settlement of, any claim relating to, among other things, the fact that Mr. Sidhu is or was a director or officer of Sovereign or Sovereign Bank (an "Indemnifiable Claim"). Sovereign Bank will also advance expenses upon Mr. Sidhu's request in connection with any Indemnifiable Claim.

     Sovereign Bank's indemnification obligations are subject to the condition that a Reviewing Party (as defined in the Indemnification Agreement) shall not have determined that Mr. Sidhu would not be permitted to be indemnified under applicable law. To the extent that it is subsequently determined that Mr. Sidhu is not entitled to indemnification, he shall reimburse Sovereign Bank for any amounts previously paid.

     Upon a Change in Control (as defined in the Indemnification Agreement) of Sovereign or Sovereign Bank, all determinations regarding Sovereign Bank's indemnification obligations under the Agreement shall be made by Independent Legal Counsel (as defined in the Indemnification Agreement). Upon a Potential Change in Control (as defined in the Indemnification Agreement) of Sovereign or Sovereign Bank, Sovereign Bank shall, upon written request by Mr. Sidhu, create and fund a trust for the benefit of Mr. Sidhu in order to ensure satisfaction of Sovereign Bank's indemnification obligations under the Indemnification Agreement.

INDEBTEDNESS OF MANAGEMENT

     Prior to August 1989, Sovereign Bank offered consumer and residential mortgage loans to directors of Sovereign and its subsidiaries, full-time employees with six months continuous service at Sovereign Bank, and part-time employees with one year of continuous service at Sovereign Bank, at preferential terms with respect to interest rates and loan fees. Specifically, interest rates offered to such persons were up to 1% lower than rates offered to nonaffiliated persons for similar transactions, and certain loan origination fees were waived. As a result of the enactment in August 1989 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, which made certain provisions of the Federal Reserve Act applicable to Sovereign and Sovereign Bank, any credit extended by Sovereign Bank to executive officers and directors of Sovereign Bank and Sovereign, and to the extent otherwise permitted, principal shareholders of Sovereign or any related interest of the foregoing, must (i) be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Sovereign Bank with non-affiliated parties, and (ii) not involve more than the normal risk of repayment or present other unfavorable features.

     At December 31, 1996, there were no directors or executive officers of Sovereign whose aggregate indebtedness to Sovereign Bank exceeded $60,000, and whose loan was granted on preferential terms applicable to directors, officers and employees of Sovereign Bank and Sovereign at the time the loan was made.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Sovereign's officers and directors, and any persons owning ten percent or more of Sovereign's common stock, to file in their personal capacities initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statements of beneficial ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such beneficial ownership statements are required by SEC regulation to furnish Sovereign with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" of such statements be disclosed in Sovereign's proxy statement. Based solely on Sovereign's review of any copies of such statements received by it, and on written representations from Sovereign's existing directors and officers that no annual statements of beneficial ownership were required to be filed by such persons, Sovereign believes that all such statements were timely filed in 1996, except for one report for one transaction involving an exercise of stock options and sale of underlying common stock by Patrick J. Petrone was inadvertently filed one month late.

OTHER

     Cameron C. Troilo, a nominee for election as a Class I director at the Meeting, is a party to a lease agreement with Sovereign Bank for its branch and commercial lending office located in Newtown, Bucks County, Pennsylvania. The monthly rental amount is $5,712, which was confirmed as fair market value by a market rate analysis undertaken by Sovereign.

PERFORMANCE GRAPH

     Set forth below is a graph and table comparing the yearly percentage change in the cumulative total shareholder return on Sovereign's common stock against
(1) the cumulative total return on the S&P 500 Index, (2) the cumulative total return on the NASDAQ Combination Bank Index, and (3) the cumulative total return on the largest three Pennsylvania bank holding companies (CoreStates Financial Corp, Mellon Bank Corp. and PNC Bank Corp.) for the five-year period commencing January 1, 1992, and ending December 31, 1996.

     Cumulative total return on Sovereign's common stock, the S&P 500 Index, the NASDAQ Combination Bank Index and the common stock of the largest three Pennsylvania bank holding companies equals the total increase in value since January 1, 1992, assuming reinvestment of all dividends. The graph and table were prepared assuming that $100 was invested on January 1, 1992, in Sovereign's common stock, the S&P 500, the NASDAQ Combination Bank Index and the common stock of the largest three Pennsylvania bank holding companies.

                            SOVERIEGN BANCORP, INC.
                               Performance Graph


                                  [GRAPHIC]


In the printed version there appears a line graph depicting the following plot points:

                                                       1991       1992       1993       1994       1995       1996
                                                     ---------  ---------  ---------  ---------  ---------  ---------
S&P 500............................................  $   100   $  103.97  $  111.30  $  109.59  $  146.97  $  176.75
NASDAQ Combination Bank Index......................      100      152.02     196.67     198.84     287.95     363.26
Sovereign..........................................      100      197.66     350.84     231.25     319.85     438.23
Top 3 Banks in PA(1)...............................      100      139.73     136.80     123.69     204.68     273.95

------------------
(1) Includes CoreStates Financial Corp, Mellon Bank Corp. and PNC Bank Corp.

PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding persons known by Sovereign to own more than 5% of the outstanding shares of Sovereign's common stock.

                                                                   AMOUNT AND NATURE
                        NAME AND ADDRESS                             OF BENEFICIARY        PERCENT OF
                       OF BENEFICIAL OWNER                             OWNERSHIP          COMMON STOCK
                       -------------------                         ------------------     ------------
Sovereign ESOP...................................................        4,140,622               7.1%
c/o York Bank & Trust Company
P.O. Box 869
21 East Market Street
York, Pennsylvania 17401

------------------
(1) As of March 3, 1997, 4,140,622 shares of Common Stock (approximately 7.1% of outstanding shares of Common Stock) were held of record by a nominee for York Bank & Trust Company, trustee for the Sovereign ESOP. Under the terms of the Sovereign ESOP, shares held by the Sovereign ESOP are allocated to individual employee accounts as the debt incurred to purchase the shares is repaid. Once allocated to an individual employee account, shares are voted in the manner directed by the employee. Prior to allocation, the trustee is required to vote the shares in its discretion. As of March 3, 1997, 735,860 shares were allocated to the accounts of Sovereign employees and 3,404,762 shares were unallocated.

            PROPOSAL TO AMEND SOVEREIGN'S ARTICLES OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                 FROM 100,000,000 SHARES TO 200,000,000 SHARES

     The Board of Directors has approved an amendment to Article Fifth of the Articles of Incorporation which, if adopted, would increase the number of authorized shares of Sovereign common stock from 100,000,000 to 200,000,000 shares. The Board of Directors recommends that shareholders approve this amendment.

     At March 3, 1997, there were 57,961,683 shares of Sovereign common stock issued and outstanding (unadjusted for the 6-for-5 stock split effected March 14, 1997). Of the remaining 42,038,317 shares of authorized common stock on such date, in excess of 25,000,000 shares may be issued in connection with Sovereign's pending acquisition of Bankers Corp. (the exact number dependent on the value of Sovereign common stock at the closing) and approximately 15,000,000 shares are reserved for issuance under Sovereign's dividend reinvestment and various employee benefit plans and for conversions of Sovereign's outstanding cumulative convertible preferred stock, leaving less than 2,000,000 shares of common stock available for issuance.

     Matter No. 2 is being proposed because the Board of Directors believes that it is advisable to have a greater number of authorized but unissued shares of common stock available for various corporate programs and purposes. Sovereign may from time to time consider acquisitions, stock dividends or stock splits, and public or private financings to provide Sovereign with capital, which may involve the issuance of additional shares of common stock or securities convertible into common stock. Also, additional shares of common stock may be necessary to meet anticipated future obligations under Sovereign's dividend reinvestment and stock purchase plan and under Sovereign's employee benefit plans. The Board of Directors believes that having authority to issue additional shares of common stock will avoid the possible delay and significant expense of calling and holding a special meeting of shareholders to increase authorized capital.

     Sovereign has no present plan, agreement or understanding involving the issuance of its common stock except for shares required or permitted to be issued under employee benefit plans, upon exercise of outstanding stock options, upon conversion of Sovereign's outstanding cumulative convertible preferred stock, under Sovereign's shareholder rights plan, and in connection with Sovereign's pending acquisition of Bankers Corp. It is possible, however, that additional merger and acquisition opportunities involving the issuance of shares of common stock will develop. It is also possible that an increase in the market price for common stock, and conditions in the capital markets generally, may make a stock dividend, a stock split or a public offering of Sovereign's stock desirable. Sovereign believes that an increase in the number of authorized shares of Sovereign's common stock will enhance its ability to respond promptly to any such opportunities.

     If Matter No. 2 is approved, the Board of Directors will not solicit shareholder approval to issue additional authorized shares of common stock, except to the extent that such approval may be required by law, and such shares may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board of Directors may determine. Under the rules of the National Association of Securities Dealers, Inc. applicable to Sovereign, shareholder approval must be obtained prior to the issuance of shares for certain purposes, including the issuance of greater than 20% of Sovereign's then outstanding shares in connection with an acquisition by Sovereign.

     Although the Board of Directors presently intends to employ the additional shares of Common Stock solely for the purposes set forth above, such shares could be used by the Board of Directors to dilute the stock ownership of persons seeking to obtain control of Sovereign, thereby possibly discouraging or deterring a nonnegotiated attempt to obtain control of Sovereign and making removal of incumbent management more difficult. The proposal, however, is not a result of, nor does the Board of Directors have knowledge of, any effort to accumulate Sovereign capital stock or to obtain control of Sovereign by means of a merger, tender offer, solicitation in opposition to the Board of Directors or otherwise.

     Article Fifth of Sovereign's Articles of Incorporation also authorizes the issuance of 7,500,000 shares of preferred stock, which the Board of Directors has the power to issue as a class or in series and to determine the voting power, if any, dividend rates, conversion or redemption prices, designations, rights, preferences and limitations of the shares in the class or in each series. The proposed amendment to Article Fifth of Sovereign's Articles of Incorporation will not increase or otherwise affect Sovereign's authorized preferred stock. As of March 3, 1997, there were 2,000,000 shares of Sovereign's cumulative convertible preferred stock outstanding and no shares of any other series of preferred stock outstanding.

     The amendment of the Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 will consist of a revision of Article Fifth of the Articles of Incorporation to provide as follows:

          "FIFTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 207,500,000 shares, divided into two classes consisting of 200,000,000 shares of common stock without par value ("Common Stock") and 7,500,000 shares of preferred stock having such par value as the board of directors shall fix and determine, as provided in Article Sixth below ("Preferred Stock")."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS AMENDMENT. The affirmative vote of a majority of all votes cast at the Meeting is required to approve this amendment. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Meeting. All proxies will be voted "FOR" approval of the amendment unless a shareholder specifies to the contrary on such shareholder's proxy card.

             PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of Sovereign has appointed Ernst & Young LLP, certified public accountants, as Sovereign's independent auditors for the fiscal year ending December 31, 1997. No determination has been made as to what action Sovereign's Board of Directors would take if shareholders do not ratify the appointment.

     Ernst & Young LLP has conducted the audit of the financial statements of Sovereign and its subsidiaries for the year ended December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS SOVEREIGN'S INDEPENDENT AUDITORS FOR THE 1997 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Meeting is required to ratify the appointment. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Meeting. All proxies will be voted "FOR" ratification of the appointment unless a shareholder specifies to the contrary on such shareholder's proxy card.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Sovereign's 1998 Annual Meeting of Shareholders will be held on or about April 16, 1998.

     In accordance with the By-Laws of Sovereign, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders must provide notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of Sovereign, not less than 90 days nor more than 120 days prior to such annual meeting.

     Any shareholder who desires to submit a proposal to be considered for inclusion in Sovereign's proxy materials relating to its 1998 Annual Meeting of Shareholders must submit such proposal in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn:
Secretary), on or before November 17, 1997.

                      DIRECTOR NOMINATIONS BY SHAREHOLDER

     In accordance with the by-laws of Sovereign, any shareholder entitled to vote for the election of directors may propose candidates for election to the Board by providing notice thereof in writing and delivered or mailed to Sovereign not less than 90 days prior to the date of the 1998 Annual Meeting of Shareholders.

     Any shareholder who desires to submit a candidate to be considered for nomination to the Board of Directors for inclusion in Sovereign's proxy materials relating to its 1998 Annual Meeting of Shareholders must submit the same information as that required to be stated by Sovereign in its Proxy Statement with respect to nominees of the Board of Directors. The shareholder nomination should be submitted in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn: Secretary), on or before January 16, 1998.

                           ANNUAL REPORT ON FORM 10-K

     Sovereign's Annual Report on Form 10-K for the year ended December 31, 1996, including a list of the exhibits thereto, is enclosed herewith.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          LAWRENCE M. THOMPSON, JR.
                                          SECRETARY

PLEASE REMEMBER TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR IMPORTANT VOTE WILL BE COUNTED AT THE ANNUAL MEETING.

                      DIRECTIONS TO THE SHERATON BERKSHIRE

         (ROUTE 422 WEST & PAPER MILL ROAD EXIT), 1741 PAPER MILL ROAD
                      WYOMISSING (READING), PA 19610-1207

FROM:

MANHATTAN, NY -- Take Lincoln Tunnel to NJ Tpk S to exit 14. Take I-78W to 222S. Continue 35 miles on 222S to exit marked 222S, 176S, 422W Lancaster Exit here, continue 2 miles thru 1st traffic light (do not follow signs to 422E or 222S which exits just before the traffic light). After light, exit onto Paper Mill Road, Sheraton is straight ahead.

ASBURY PARK/TRENTON, NJ -- Take I-95W to NJ Turnpike S to PA Turnpike W to Exit 22 Morgantown. Follow signs to I-176. Take I-176N to 422W to Paper Mill Road exit. Exit onto Paper Mill Road, Sheraton is straight ahead.

PHILADELPHIA, PA -- Take I-76W to PA Tpk W to Exit 22 Morgantown. Follow signs to I-176N 9 miles to 422W to the Paper Mill Road Exit. Exit onto Paper Mill Road, Sheraton is straight ahead.

PITTSBURGH/HARRISBURG, PA -- Take PA Tpk E to Exit 21 Denver. Follow signs to 222N to 422W to Paper Mill Road Exit. Exit onto Paper Mill Road, Sheraton is straight ahead.

SCRANTON/WILKES-BARRE, PA -- Take I-81S to 61S to 222S. Exit here, continue 2 miles thru 1st traffic light (do not follow signs to 422E or 222S which exits just before the traffic light). After light, exit onto Paper Mill Road, Sheraton is straight ahead.

DOVER, DE -- Take 13N to Wilmington to 141N to I-95N to 202N to 100N to PA Tpk W to Exit 22 Morgantown. Follow signs I-176N, 9 miles to 422W to Paper Mill Road Exit. Exit onto Paper Mill Road, Sheraton is straight ahead.

                            SOVEREIGN BANCORP, INC.

     I/We hereby appoint Karl D. Gerhart and Patricia A. Zong, or any one of them acting in the absence of the other, as proxyholders, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of common stock of Sovereign Bancorp, Inc. held of record by me/us on March 3, 1997, at the Annual Meeting of Shareholders to be held on April 17, 1997, or any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF SOVEREIGN COMMON STOCK, AND FOR THE RATIFICATION OF INDEPENDENT AUDITORS. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                    Please vote and sign on the other side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" THE FOLLOWING MATTERS & PROPOSALS                                             MATTER NO. 2
MATTER NO. 1                               Fred D. Hafer; Patrick J. Petrone;       Proposal to increase authorized
ELECTION OF CLASS I DIRECTORS              Cameron C. Troilo                        shares of Common Stock

                            WITHHOLD
  FOR all nominees         AUTHORITY      (INSTRUCTION: TO WITHHOLD AUTHORITY TO
  listed the right      to vote for all   VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A
  (except as marked     nominees listed   LINE THROUGH THE NAME IN THE LIST ABOVE)
   to the contrary)      to the right                                               MATTER NO. 3
                                                                                    RATIFICATION OF INDEPENDENT AUDITORS


Please mark / /
your votes as
 indicated in
this example

 FOR       AGAINST      ABSTAIN

/  /        /  /         /  /


 FOR       AGAINST      ABSTAIN

/  /        /  /         /  /


Please check this box if
you plan to attend the      /  /
1997 Annual Meeting.


The undersigned hereby acknowledges receipt of the Proxy Statement dated March 17, 1997 and hereby revokes any proxy or proxies heretofore given to vote share at said meeting or any adjournment thereof.

Dated:                        , 1997
      ------------------------

------------------------------------
              Signature

------------------------------------

------------------------------------
Signature if held jointly. Please
sign exactly as name appears hereon.



(PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE)